For Immediate Release

Thomas Corcoran Joins GenCorp Board of Directors

SACRAMENTO, Calif., -- September 25, 2008 -- GenCorp Inc. (NYSE: GY) announced today that Thomas A. Corcoran has joined its Board of Directors. Mr. Corcoran is a senior advisor to the aerospace and defense sector of the Carlyle Group, one of the world's largest private equity firms. Mr. Corcoran is also president of Corcoran Enterprises, LLC, a management-consulting firm. Before becoming a senior advisor, Mr. Corcoran was president & chief executive officer of Gemini Air Cargo, a Carlyle Group Company.

Prior to his roles with Carlyle, Mr. Corcoran was president and chief executive officer of Allegheny Teledyne Incorporated.  He also served as president and chief operating officer of Lockheed Martin’s Electronics and Space sectors, as well as president of the Electronics Group of Martin Marietta, a position he assumed in 1993 following the sale of GE Aerospace to Martin Marietta.

Mr. Corcoran began his career in 1967 at General Electric Company (GE) where he held various senior management positions. He joined GE Aerospace in 1983 and was named a corporate officer and assumed the role of vice president and general manager of GE Aerospace Operations in 1990.

“Tom brings an extensive industry background to the Board,” said Scott Neish, interim president and chief executive officer of GenCorp. “I look forward to working with him as we continue to enhance Aerojet’s market share in the defense and space sectors.”

Mr. Corcoran earned his B.A. in engineering at Stevens Institute of Technology (Stevens) and is a graduate of the GE Manufacturing Management Program. He also has an honorary Ph.D. from Stevens.

Mr. Corcoran currently serves on the boards of directors of three other US listed public companies: L-3 Communications, REMEC, Inc. and LaBarge, Inc. He is also a director with Aer Lingus, Ltd. based in Dublin, Ireland and Serco, Ltd. based in Surry, UK. He is a member of the Board of Trustees of Stevens and is a Trustee Emeritus at Worcester Polytechnic Institute.

Mr. Corcoran is based in Washington, DC.

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About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's web site at http://www.GenCorp.com.

Contact information:
Investors: Yasmin Seyal, senior vice president and chief financial officer 916.351.8585
Media: Linda Cutler, vice president, corporate communications 916.351.8650

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